Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$161,751
Class B	$7,992
Class C	$9,232
Class F1	$22,011
Class F2	$7
Total	$200,993
Class 529-A	$6,265
Class 529-B	$743
Class 529-C	$2,410
Class 529-E	$341
Class 529-F1	$1,206
Class R-1	$226
Class R-2	$4,488
Class R-3	$5,115
Class R-4	$2,382
Class R-5	$3,462
Total	$26,638

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5827
Class B	$0.4856
Class C	$0.4792
Class F1	$0.5812
Class F2	$0.0348
Class 529-A	$0.5754
Class 529-B	$0.4688
Class 529-C	$0.4696
Class 529-E	$0.5377
Class 529-F1	$0.6045
Class R-1	$0.4761
Class R-2	$0.4795
Class R-3	$0.5377
Class R-4	$0.5805
Class R-5	$0.6212

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	293,427
Class B	15,881
Class C	19,093
Class F1	39,798
Class F2	282
Total	368,481
Class 529-A	11,669
Class 529-B	1,608
Class 529-C	5,010
Class 529-E	664
Class 529-F1	2,113
Class R-1	509
Class R-2	9,843
Class R-3	10,206
Class R-4	4,671
Class R-5	5,834
Total	52,127

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.02
Class B	$13.02
Class C	$13.02
Class F1	$13.02
Class F2	$13.02
Class 529-A	$13.02
Class 529-B	$13.02
Class 529-C	$13.02
Class 529-E	$13.02
Class 529-F1	$13.02
Class R-1	$13.02
Class R-2	$13.02
Class R-3	$13.02
Class R-4	$13.02
Class R-5	$13.02